Exhibit 99.1

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Reports Third Quarter Results

Third Quarter Highlights:

•	Earnings from continuing operations of $0.44 per share; $0.49 ex-items

•	Pre-tax income of $135 million; $144 million ex-items

•	Cash flow from continuing operations improves to $148 million

•	Company reaches agreement with Plum Creek Timber for land and related assets valued at $1.5 billion (see separate announcement from previous day)

RICHMOND, Va., October 29, 2013—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, reported increased sales and earnings for the third quarter of 2013. Growth in targeted packaging and specialty chemicals markets, increased land sales, as well as overhead cost savings drove the company’s improved results. The company grew volumes of medical, fragrance and personal care pumps and dispensers, and had share gains in food and beverage packaging. Sales and earnings in the company’s Industrial packaging business benefited from higher pricing in Brazil, and the Specialty Chemicals business had strong volume growth in innovative products for global asphalt, adhesives and oilfield markets, as well as contribution from the recently acquired specialty chemicals business in Brazil.

“Good progress with our profitable growth strategies across our businesses helped us deliver improved sales and earnings in an environment of still sluggish consumer demand and increased volatility in emerging markets,” said John A. Luke, Jr., chairman and chief executive officer, MWV. “We continue to outperform in targeted packaging and specialty chemicals markets with differentiated participation strategies and a focus on commercial excellence and innovation. We are also realizing benefits from our major growth and productivity investments, and the new biomass boiler we started at our Covington, Virginia, paperboard mill will meaningfully contribute to productivity going forward. The commercial and operating momentum we have reestablished this quarter positions us well for the balance of this year and 2014.”

Quarterly Comparison

Sales from continuing operations in the third quarter of 2013 were $1.43 billion compared to $1.40 billion in the third quarter of 2012. Income from continuing operations attributable to the company in the third quarter of 2013 was $80 million, or $0.44 per share. Income from continuing operations attributable to the company in the third quarter of 2012 was $67 million, or $0.38 per share.

Adjusted income from continuing operations attributable to the company excluding special items was $88 million or $0.49 per share for the third quarter of 2013 compared to $69 million or $0.39 per share for the third quarter of 2012. Refer to the “Use of Non-GAAP Measures” section of this release.

Third Quarter Segment Results

Following is a summary of third quarter 2013 results by business segment. All comparisons of the results for the third quarter of 2013 are with the third quarter of 2012 on a continuing operations basis.

Food & Beverage

In the Food & Beverage segment, sales were $796 million in the third quarter of 2013 compared to $806 million in the third quarter of 2012. Profit was $86 million in the third quarter of 2013 compared to $93 million in the third quarter of 2012.

Sales growth in targeted food and beverage markets was more than offset by weaker sales in tobacco packaging. Food packaging sales were driven by gains with major brand owners in a range of applications, including frozen food and club store packaging. Growth in liquid packaging in Asia and Europe also contributed to improved sales in food packaging. In beverage, growth with key customers across all regions outpaced primary market demand for both carbonated soft drinks and beer. Beverage sales in Europe rebounded from economic and weather-related headwinds in the first half, and the segment continued to realize solid growth in Asia. Sales in tobacco packaging were impacted by the timing of shipments to customers in Asia.

Profit performance in the third quarter of 2013 versus the prior year reflects improved operating productivity and favorable foreign currency exchange. These benefits were more than offset by wage and input cost inflation, and modestly unfavorable product pricing and mix. Compared to the second quarter of 2013, the segment realized solid pricing and product mix gains.

Home, Health & Beauty

In the Home, Health & Beauty segment, sales were $185 million in the third quarter of 2013 compared to $187 million in the third quarter of 2012. Profit was $6 million in the third quarter of 2013 compared to $12 million in the third quarter of 2012.

Overall sales were essentially unchanged as gains in higher value beauty and skin care, fragrance and medical dispensing solutions were offset by declines in home and garden dispensing due to the ongoing transition with some customers to a new trigger-sprayer solution, as well as by declines in beauty and personal care folding carton solutions. As previously announced, the company is continuing to assess strategic options to accomplish an exit of the beauty and personal care folding carton operation in Europe through a sale of the business and is repurposing its beauty and personal care folding carton facility in Brazil to manufacture higher value dispensing solutions, which is expected to be largely completed during the first half of 2014.

Lower profit in third quarter 2013 reflected wage and input cost inflation (plastic resin), as well as transformation costs related to the planned exits of the beauty and personal care folding carton businesses in Europe and Brazil. Volume growth in higher value products and favorable foreign currency exchange partially offset these impacts.

Industrial

In the Industrial segment, sales were $132 million in the third quarter of 2013 compared to $114 million in the third quarter of 2012. Profit was $16 million in the third quarter of 2013 compared to $7 million in the third quarter of 2012.

Overall sales growth was driven by price improvement across targeted Brazilian packaging markets and revenue benefits from the addition of the high-quality industrial packaging materials business in India,

Ruby Macons. During the quarter, the segment increased prices in the Brazilian market to offset labor and input cost inflation. Volumes in Brazil were unchanged as gains in paper sales were offset by lower corrugated box sales. Volumes of corrugated products declined due to pricing actions the segment took to offset inflation and due to the sale of the Feira de Santana box plant early in the third quarter. The segment expects to regain some of these volumes as customers continue to assimilate to higher overall pricing in the Brazilian corrugated marketplace. Sales were also impacted by unfavorable foreign currency exchange.

Profit growth primarily reflects increased pricing as well as significantly lower expansion costs at the Brazilian operation. These benefits were partially offset by higher planned maintenance costs, wage and input cost inflation, as well as unfavorable foreign currency exchange.

Specialty Chemicals

In the Specialty Chemicals segment, sales were $260 million in the third quarter of 2013 compared to $255 million in the third quarter of 2012. Profit was $66 million in the third quarter of 2013 compared to $62 million in the third quarter of 2012.

The sales increase was led by solid volume growth in targeted pine chemicals markets and revenue benefits from the addition of the recently-acquired Brazilian pine chemicals business. The segment continued to penetrate the higher value pine chemicals end markets of asphalt, adhesives, and oilfield. Carbon technology volumes increased as global automobile manufacturers increased production in response to strong global demand. These gains were partially offset by unfavorable pricing on some basic pine chemicals products and unfavorable foreign currency exchange.

Profit performance mainly reflects volume growth across targeted high-value pine chemicals and carbon solutions, increased productivity and contribution from the recently acquired specialty chemicals business in Brazil. The company also benefited from non-recurring gains related to certain insurance and legal settlements. These benefits were partially offset by lower pricing in more standardized product lines, unfavorable foreign currency exchange and higher raw material costs.

Community Development and Land Management

Sales for the Community Development and Land Management segment were $63 million in the third quarter of 2013 compared to $35 million in the third quarter of 2012. Profit was $33 million in the third quarter of 2013 compared to $11 million in the third quarter of 2012.

Profit from real estate activities was $30 million in the third quarter of 2013 compared to $5 million in the third quarter of 2012. The segment sold approximately 16,700 acres for gross proceeds of $41 million in the third quarter of 2013 compared to approximately 5,000 acres for gross proceeds of $12 million in the third quarter of 2012. Profit from forestry operations and leasing activities was $3 million in the third quarter of 2013 compared to $6 million in the third quarter of 2012.

Other Items

Savings associated with the company’s cost reduction initiative were $28 million in the first nine months of 2013. The company anticipates it will achieve savings exceeding the high end of its range of $25 to $30 million by the end of 2013. The company continues to target total savings of $75 million through 2014.

In the third quarter of 2013, total pretax input costs of energy, raw materials and freight increased by $12 million compared to the third quarter of 2012 on a continuing operations basis.

In the third quarter of 2013, the pretax impact on earnings from foreign currency exchange was $5 million favorable compared to the third quarter of 2012 on a continuing operations basis.

Cash flow provided by operating activities from continuing operations improved to $148 million in the third quarter of 2013 compared to $116 million in the third quarter of 2012. Cash flow provided by operating activities from continuing operations improved to $260 million for the first nine months of 2013 compared to $127 million in the comparable year-ago period.

Capital spending from continuing operations declined to $109 million in the third quarter of 2013 compared to $161 million in the third quarter of 2012. Capital spending from continuing operations declined to $339 million for the first nine months of 2013 compared to $484 million in the comparable year-ago period. These declines primarily reflect lower investment related to the company’s expansion in Brazil, which was substantially completed in 2012.

The company’s U.S. qualified retirement plans remain overfunded, and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate attributable to continuing operations, excluding the effects of discrete tax items, was approximately 37 percent in the third quarter of 2013. The mix and level of forecasted earnings for domestic and foreign operations contributed to the difference between the effective tax rate and statutory rates.

MWV paid a regular quarterly dividend of $0.25 per share during the third quarter of 2013.

Outlook

In the fourth quarter of 2013, MWV expects earnings to be significantly above the year-ago levels on a continuing operations basis. The principal drivers of the expected earnings improvement are:

•	Continued success with its profitable growth strategies to drive volume improvement across its targeted packaging and specialty chemicals markets;

•	Pricing improvement in industrial packaging solutions;

•	Productivity gains from improved operating leverage and benefits from the Covington biomass boiler;

•	Continued earnings benefits from the company’s new paperboard machine in Brazil; and,

•	Savings from execution against the company’s overhead reduction initiative.

Continued challenging global macroeconomic conditions, raw materials inflation (resin and fiber) and depreciation of the real against the U.S. dollar are expected to partially offset these benefits.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1093 (toll-free domestic) or 1 (612) 332-0226 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting today at 12:00 p.m. EDT, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 304380.

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food , beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its land holdings through forestry operations, property development and land sales. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$1,434	$1,395	$4,212	$4,131

Cost of sales	1,112	1,095	3,412	3,233
Selling, general and administrative expenses	160	160	488	500
Interest expense	39	38	118	114
Other income, net	(12)	(2)	(23)	(19)

Income from continuing operations before income taxes	135	104	217	303
Income tax provision	55	37	61	105

Income from continuing operations	80	67	156	198

(Loss) income from discontinued operations, net of income taxes	—	(16)	4	(7)

Net income	80	51	160	191
Less: (Loss) income attributable to non-controlling interests, net of taxes	—	—	(2)	3

Net income attributable to the company	$80	$51	$162	$188

Income from continuing operations attributable to the company	$80	$67	$158	$195

Net income per diluted share attributable to the company:
Income from continuing operations	$0.44	$0.38	$0.88	$1.10
(Loss) income from discontinued operations	—	(0.10)	0.02	(0.04)

Net income attributable to the company	$0.44	$0.28	$0.90	$1.06

Shares used to compute net income per diluted share	180.8	177.5	180.1	176.6

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$462	$663
Accounts receivable, net	691	607
Inventories	665	661
Other current assets	121	135

Current assets	1,939	2,066

Property, plant, equipment and forestlands, net	3,718	3,740
Prepaid pension asset	1,420	1,258
Goodwill	717	719
Other assets	1,102	1,125

	$8,896	$8,908

Liabilities and Equity
Accounts payable	$566	$597
Accrued expenses	398	446
Notes payable and current maturities of long-term debt	89	63

Current liabilities	1,053	1,106

Long-term debt	2,038	2,100
Other long-term obligations	1,269	1,298
Deferred income taxes	1,092	1,026

Shareholders’ equity	3,442	3,360
Non-controlling interests	2	18

Total equity	3,444	3,378

	$8,896	$8,908

MeadWestvaco Corporation and consolidated subsidiary companies

Condensed Consolidated Statements of Cash Flow

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash flow from operating activities:
Net income	$80	$51	$160	$191
Depreciation, depletion and amortization	97	90	292	273
Deferred income taxes	32	4	34	7
Pension income, excluding settlement charges	(30)	(18)	(74)	(52)
Changes in working capital	(11)	(14)	(157)	(264)
Other operating activities from continuing operations	(20)	3	5	(28)

Net cash provided by continuing operations	148	116	260	127
Discontinued operations	—	1	—	104

Net cash provided by operating activities	148	117	260	231

Cash flow from investing activities:
Capital expenditures	(109)	(161)	(339)	(484)
Other investing activities from continuing operations	22	19	24	18
Discontinued operations	—	1	—	(61)

Net cash used in investing activities	(87)	(141)	(315)	(527)

Cash flow from financing activities:
Proceeds from debt instruments related to C&OP spin-off	—	—	—	460
Payments on notes payable and debt, net	(8)	249	(24)	20
Dividends paid	(45)	(44)	(133)	(130)
Other financing activities from continuing operations	24	27	28	39

Net cash (used in) provided by financing activities	(29)	232	(129)	389

Effect of exchange rate changes on cash	(1)	6	(17)	(4)

Increase (decrease) in cash and cash equivalents	31	214	(201)	89

Cash and cash equivalents:	431	531	663	656
At beginning of period

At end of period	$462	$745	$462	$745

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales
Food & Beverage	$796	$806	$2,359	$2,361
Home, Health & Beauty	185	187	561	590
Industrial	132	114	402	339
Specialty Chemicals	260	255	746	708
Community Development & Land Management	63	35	149	137

Total	1,436	1,397	4,217	4,135
Inter-segment eliminations	(2)	(2)	(5)	(4)

Consolidated total	$1,434	$1,395	$4,212	$4,131

Segment profit
Food & Beverage	$86	$93	$178	$256
Home, Health & Beauty	6	12	17	35
Industrial	16	7	47	40
Specialty Chemicals	66	62	176	182
Community Development & Land Management	33	11	71	52

Subtotal	207	185	489	565
Non-controlling interests	—	—	(2)	3
Corporate and Other [1]	(72)	(81)	(270)	(265)

Consolidated total [2]	$135	$104	$217	$303

[1]	Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and settlement charges, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.
[2]	Represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

Results from continuing operations, adjusted to exclude the charges and tax benefits shown below, is not meant to be considered in isolation or as a substitute for pre- and after-tax income and earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures exclude these items that management believes are not indicative of the ongoing operating results of the company.

In millions, except per share amounts (unaudited) Third Quarter	2013 Pre-tax Income	2013 Net Income	2013 Earnings Per Share	2012 Pre-tax Income	2012 Net Income	2012 Earnings Per Share
Income and earnings per share from continuing operations, as reported	$135	$80	$0.44	$104	$67	$0.38

Add:
Pension settlement and other charges	4	3	0.02	—	—	—
Restructuring charges	5	3	0.02	3	2	0.01
Discrete income tax items	—	2	0.01	—	—	—

Income and earnings per share from continuing operations, as adjusted	$144	$88	$0.49	$107	$69	$0.39

MeadWestvaco Corporation and consolidated subsidiary companies

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